EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to (1) the 2006 consolidated financial statements and financial statement schedule (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment), and (2) management’s report on the effectiveness of internal control over financial reporting dated March 15, 2007, appearing in this Annual Report on Form 10-K of Immersion Corporation for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
San Jose, California
October 12, 2007